Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:

D.M. Draime

Chairman

330/856-2443

STONERIDGE APPOINTS JOSEPH MALLAK AS CHIEF FINANCIAL OFFICER

Mallak Replaces Kevin Bagby, Who Resigned

WARREN, Ohio – September 1, 2004 – Stoneridge, Inc. (NYSE: SRI) announced today that Joseph Mallak has been named as its new chief financial officer, effective September 14, 2004. Mallak replaces Kevin Bagby, who submitted his resignation from the Company on August 31, 2004, effective September 7, 2004, to pursue other opportunities.

Gerald V. Pisani, president and chief executive officer, said, “When we became aware of Kevin’s intentions, we began a nationwide search for a successor. This search culminated in the appointment of Joe Mallak, whose industrial, financial and managerial experience will add exceptional value to our management team.”

Pisani added, “We thank Kevin for his many contributions as Stoneridge’s CFO, and wish him well in his future endeavors.”

Mallak’s career has spanned 16 years of service with multinational companies, including managerial experience in finance, mergers and acquisitions, investor relations, debt and equity offerings, international management, and strategic planning.

Most recently, Mallak was vice president and division chief financial officer for the Greenlee Group, a unit of Textron Inc. (NYSE: TXT), where he was directly responsible for accounting and finance operations for the group, which includes the company’s professional tools, test and measurement, and Intesys plastics businesses. His previous positions included corporate controller for Century Aluminum Company and various financial positions for Ford Motor Company. He earned a Master of Business Administration degree at the University of Detroit and a Bachelor of Science degree at St. John’s University in Collegeville, Minnesota.

“As a certified Six Sigma greenbelt, Joe will fit in well with our lean manufacturing philosophy, and he is well-versed in the new financial reporting requirements of the Sarbanes-Oxley Act,” Pisani said.

Mallak stated, “This is an exciting opportunity to join the great people at Stoneridge and help the Company achieve its strategic goals for domestic and international growth.”

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About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2003 were approximately $607 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

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